EXHIBIT 99.1

ImmuCell

ImmuCell Closes $1,000,000 Equity Investment

FOR IMMEDIATE RELEASE

PORTLAND, Maine – July 27, 2017 – ImmuCell Corporation (NasdaqCM: ICCC), a growing animal health company that develops, manufactures and markets scientifically-proven products that improve health and productivity in the dairy and beef industries, today announced that it has closed an equity investment.

On July 27, 2017, the Company issued 200,000 common shares at $5.25 per share to Sandra F. Pessin and Brian L. Pessin, raising gross proceeds of $1,050,000. These shares have been registered under the Company’s effective Form S-3.

“We have deferred certain other investments pending the completion of construction of our Nisin production facility and installation of the related equipment,” commented Michael F. Brigham, President and CEO. “We appreciate the continued confidence from our largest stockholder. With these new funds in place, we can go ahead with a plan to increase our sales force sooner, which will better prepare us for the anticipated market launch of First Defense® Tri-ShieldTM towards the end of the year.”

In the Prospectus Supplement filed in connection with this equity raise, the Company announced that it anticipates product sales of approximately $1,750,000 during the second quarter of 2017 compared to $2,376,000 during the second quarter of 2016, and product sales of approximately $5,294,000 during the six-month period ended June 30, 2017 compared to $5,362,000 during the six-month period ended June 30, 2016. Sales during the second quarter of 2016 included approximately $1,295,000 related to a reduction of the order backlog from $1,660,000 at March 31, 2016 to $365,000 at June 30, 2016. With distributors’ inventory levels reset as of the middle of 2016, sales were down during the third and fourth quarters of 2016 in comparison to the same periods in 2015. This could lead to favorable revenue comparisons during the second half of 2017 versus the second half of 2016. The Company anticipates positive sales growth for the year ending December 31, 2017 compared to the year ended December 31, 2016.

The Company estimates its cash, cash equivalents and short-term investments balance to be approximately $4,337,000 as of June 30, 2017. As of June 30, 2017, the Company had $6,000,000 in available debt capacity and approximately $10,034,000 remaining to spend on its $20,163,000 budget for its Nisin production facility.

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About ImmuCell:
ImmuCell Corporation's (NasdaqCM: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

Safe Harbor Statement: This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for our novel mastitis treatment; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for our novel mastitis treatment; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

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